Exhibit 99.3

Consent of Proposed Director

I, David Johnson, hereby consent to the following:

●	to serve as a director of the Resulting Issuer (as defined herein) if the transactions contemplated by the tender agreement, dated August 12, 2020 (as may be amended, the “Tender Agreement”), by and among AMERI Holdings, Inc. (“Ameri”, and after giving effect to the consummation of the transactions contemplated by the Tender Agreement, the “Resulting Issuer”) and Jay Pharma Inc. (“Jay Pharma”) are completed (it being understood that the Tender Agreement provides that, among other things, Ameri will make a tender offer (such offer, as it may be amended or supplemented from time to time as permitted under the Tender Agreement, the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement);

●	to be named as a proposed director of the Resulting Issuer in the Registration Statement on Form S-4, including the proxy statement/prospectus, to be filed by Ameri in connection with the Offer, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

●	to the filing of this consent as an exhibit to the Registration Statement.

/s/ David Johnson	Date:	August 12, 2020
David Johnson